Exhibit 10.1

SEAPORT ENTERTAINMENT GROUP INC.

FORM OF RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), dated as of [●], is entered into by and between Seaport Entertainment Group Inc., a Delaware corporation (the “Company”), and [●] (“Grantee”) and is granted pursuant to the Company’s 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”).

WHEREAS, Grantee is an eligible Participant under the Plan; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has authorized this grant of restricted stock units in accordance with the terms of the Plan.

NOW, THEREFORE, the Company and Grantee hereby agree as follows:

1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the RSUs provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. Grantee hereby acknowledges receipt of a true copy of the Plan and that Grantee has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.Grant of Restricted Stock Unit Award. The Company hereby grants to Grantee, as of the date set forth above (the “Grant Date”), [●] Restricted Stock Units (“RSUs”). Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, Grantee with any protection against potential future dilution of Grantee’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock (defined below) underlying the RSUs, except as otherwise specifically provided for in Article 11 of the Plan or this Agreement.

3.Vesting.

(a)Performance Requirement.

(i)The percentage of RSUs that vest, if any, shall be determined, except as otherwise provided in this Agreement, according to the performance criteria set forth in the attached Exhibit A (the “Performance Goals”).

(ii)The “Performance Period” for the RSUs is [                        ] through [                        ].

(iii)Payment of the RSUs is conditioned upon the Committee certifying in writing upon the completion of the Performance Period that the Performance Goals specified herein were achieved and, if so, the level at which the Performance Goals were achieved, except as otherwise provided in this Agreement. If the objectives are not achieved, the RSUs will be forfeited and shall not vest and no payment shall be made hereunder.

(b)General Vesting. Except as otherwise provided in this Agreement, the RSUs subject to this Agreement will vest on [                      ] (the “Vesting Date”), provided that the Grantee remains employed by, or otherwise continues to provide Services to, the Company or a Subsidiary from the Grant Date through the Vesting Date. Any unvested RSUs shall be forfeited if: (i) such vesting has not been accelerated or waived pursuant to this Agreement or the Plan, (ii) Grantee ceases to be employed by, or provide Services to, the Company or a Subsidiary prior to the Vesting Date; or (iii) the RSUs remain unvested based on the level of achievement of the Performance Goals as of the end of the Performance Period.

(c)Whole Shares. If the percentage of the aggregate number of RSUs scheduled to vest on the Vesting Date is not a whole number of shares, then the number vesting on such Vesting Date shall be rounded down to the nearest whole number of shares.

(d)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of any portion of the RSUs at any time and for any reason.

(e)Forfeiture. Except as otherwise provided in this Agreement, in the event that Grantee (i) ceases to be employed by the Company or a Subsidiary for Cause, or (ii) violates the terms of any employment, consulting, employee covenant, or similar type of agreement with the Company or a Subsidiary (an “Employment Agreement”), Grantee shall immediately forfeit all RSUs, whether vested or unvested, without the payment of any consideration. If, after settlement of the RSUs in accordance with Section 4 hereof, Grantee violates the terms of an Employment Agreement or the Company determines that grounds for Cause existed at the time of Grantee’s separation, then the Company shall be entitled to recover from Grantee any amounts previously paid to Grantee.

(f)Termination due to Death or Disability. Notwithstanding Sections 3(a), (b), and (c) of this Agreement, if Grantee ceases to be a Participant under the Plan due to (i) death or (ii) Permanent Disability (as defined below) prior to the vesting of the RSUs, then, except as otherwise provided in an Employment Agreement, the unvested RSUs shall immediately vest in accordance with Exhibit A and become nonforfeitable. For purposes of this Agreement, “Permanent Disability” means, (i) if Grantee is party to an Employment Agreement that contains a definition of “Disability” or “Permanent Disability” as of the date hereof or as of the date of the applicable determination, then as defined therein, or (ii) unless otherwise provided by the Committee (taking into account the requirements of Section 409A of the Code, if applicable), the inability of Grantee to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least twelve (12) months, as determined by a duly licensed physician selected by the Committee.

4.Settlement of RSUs.

(a)Generally. As soon as practicable, but within thirty (30) days following the Vesting Date (including the date on which any such RSUs are accelerated under this Agreement), subject to Section 4(b), the Company shall transfer shares of common stock par value $0.01 of the Company (“Common Stock”) equal to the number of RSUs then vesting under this Agreement, plus any shares attributable to vested dividend equivalents, less any shares withheld for tax withholding purposes pursuant to Section 7 of this Agreement into a brokerage account established for Grantee at a financial institution the Committee shall select at its discretion (the “Financial Institution”) or delivered to Grantee in certificate form, such method to be selected by the Committee in its discretion. Grantee agrees to complete, before the Vesting Date, any documentation for the Company or the Financial Institution which is necessary to effect the transfer of shares of Common Stock to the Financial Institution.

5.No Shareholder Privileges; Dividend Equivalents.

(a)Neither Grantee nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of the Company (including the right to vote shares or to receive dividends) with respect to any of the Common Stock issuable pursuant to this Agreement, unless and until such shares of Common Stock shall have been duly issued and delivered to Grantee as a result of the vesting of RSUs.

(b)Notwithstanding Section 5(a) of this Agreement, Grantee shall be credited with dividend equivalents in an amount equal to the dividends paid by the Company with respect to the shares of Common Stock underlying outstanding RSUs after the Grant Date but before the RSUs have been settled. Interest may, in the sole discretion of the Committee, be credited on the amount of any dividend equivalents at a rate and subject to such terms as determined by the Committee. Any accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying vested RSUs are settled pursuant to Section 4(a) above in the same form as such dividend was provided to holders of Common Stock of the Company, unless otherwise determined by the Committee. For the avoidance of doubt, no dividend equivalents will be paid to Grantee on account of any forfeited or unvested RSUs, and unless or until such RSUs have vested, Grantee shall have no right to any dividend or dividend equivalent payments (or interest thereon, if applicable). Dividend equivalents and any amounts that may become payable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

6.Non-Transferability. No portion of the RSUs (including all rights, privileges and benefits conferred under this Agreement) may be sold, assigned, transferred, encumbered, hypothecated or pledged by Grantee, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and Grantee has become the holder of record of the vested shares of Common Stock issuable hereunder.

7.Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, Grantee’s federal, state, and employment based taxes) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if Grantee fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to Grantee may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to Grantee hereunder.

8.Entire Agreement. This Agreement, together with the Plan and any Employment Agreement effective as of the Grant Date, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter, except as otherwise provided herein. To the extent that the terms of this Agreement or the Plan conflict with an Employment Agreement in effect as of the Grant Date, the Employment Agreement will control.

9.Amendment. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that, unless otherwise required by law or specifically provided herein or in the Plan, no amendment or modification shall materially impair the rights of Grantee without the consent of Grantee. This Agreement may also be modified or amended by a writing signed by both the Company and Grantee. The Company shall give written notice to Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.Notices. Any notice hereunder by Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Grantee may have on file with the Company.

11.No Right to Employment. Any questions as to whether and when there has been a termination of employment or Service and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries, or its Affiliates to terminate Grantee’s employment or Service at any time, for any reason and with or without Cause.

12.Compliance with Laws. The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.

13.Section 409A. This Agreement and the grant of RSUs hereunder are intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Grantee on account of non- compliance with Section 409A of the Code.

14.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Grantee shall not assign any part of this Agreement without the prior express written consent of the Company.

15.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

16.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

17.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. Upon such determination that any provision hereunder, or the application of any such provision, is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

18.Waiver. The failure of the Company to enforce at any time any terms, covenants or conditions of this Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Agreement shall only be effective if reduced to writing and signed by both Grantee and an officer of the Company.

19.Acquired Rights. Grantee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the

Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give Grantee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of Grantee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

20.Execution of Agreement. This Agreement shall not be enforceable by either party, and Grantee shall have no rights with respect to the RSUs made hereunder, unless and until it has been (a) signed by Grantee within sixty (60) days of the Grant Date, (b) signed on behalf of the Company by an officer of the Company, and (c) returned to the Company.

21.Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

22.Attorneys’ Fees. Grantee and the Company agree that in the event of litigation to enforce the terms and obligations under this Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable costs and attorneys’ fees.

23.WAIVER OF JURY TRIAL. GRANTEE KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.

24.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

Executed in the name and on behalf of the Company, to be effective on the date first set forth above.

SEAPORT ENTERTAINMENT GROUP INC.

By:
Name:
Title:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the RSUs or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

GRANTEE

[●]

Acceptance Date:

EXHIBIT A

Performance Criteria

I.	The RSUs shall vest on the Vesting Date based on the achievement of the following Performance Goals as provided in Section 3(a)(i):

a.

Fifty percent (50%) of the RSUs shall vest according to the table below based on the Company’s three-year annualized total shareholder return (the “3-Year TSR”) relative to the Russell 2000 Index (the “Relative 3-Year TSR”) during the Performance Period:

Relative 3-Year TSR Achieved	Percentage Vested
Less than 35th Percentile	0%
35th Percentile	50%
60th Percentile	100%
85th Percentile	200%

The Company’s 3-Year TSR shall be determined using the Company’s stock price average for the last thirty (30) trading days in 2024 and the last thirty (30) trading days in 2027. To the extent that the level of Relative 3-Year TSR achieved is between two of the levels specified in the chart above, the percentage of the RSUs that vest shall be determined on a pro rata basis using straight line interpolation.

b.	Fifty percent (50%) of the RSUs shall vest according to the table below based on the Company’s Consolidated and Unconsolidated Asset-level EBITDA for the 2027 calendar year:

EBITDA	Percentage Vested
Less than $10MM	0%
$10MM	50%
$20MM	100%
$30MM	200%

To the extent that the level of EBITDA achieved is between two of the levels specified in the chart above, the percentage of the RSUs that vest shall be determined on a pro rata basis using straight line interpolation. If the Company’s Non-GAAP Adjusted Net Income is positive in 2027, the percentage vested pursuant to this subsection (b) shall be multiplied by 150%.

II.	The maximum percentage of RSUs that may vest based on the achievement of the Performance Goals specified above is two Hundred Percent (200%).

III.

If vesting of the RSUs is accelerated due to Committee discretion in accordance with Section 3(d) or due to the Grantee’s death or Disability in accordance with Section 3(f), the percentage of RSUs that vest shall be equal to the greater of 100% or, if greater, the percentage determined pursuant to Section I of this Exhibit A using (a) the last thirty (30) trading days immediately prior to the date of such accelerated vesting to measure performance under Section I(a) above and (b) the date of the accelerated vesting to measure performance under Section I(b) above.